Exhibit 4.61

EXECUTION COPY

CANWEST MEDIAWORKS INC.

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CWMW TRUST

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CANWEST MEDIAWORKS (CANADA) INC.

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CANWEST MEDIAWORKS LIMITED PARTNERSHIP

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CANWEST MEDIAWORKS INCOME FUND

SECURITYHOLDERS’ AGREEMENT

October 13, 2005

Osler, Hoskin & Harcourt LLP

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TABLE OF CONTENTS

(continued)

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SECURITYHOLDERS’ AGREEMENT

THIS AGREEMENT is made as of the 13th day of October, 2005

BETWEEN:

CANWEST MEDIAWORKS INC., a corporation incorporated under the laws of Manitoba

(“CanWest”)

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CWMW TRUST, a trust created under the laws of Ontario

(“Trust”)

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CANWEST MEDIAWORKS (CANADA) INC., a corporation incorporated under the federal laws of Canada

(“General Partner”)

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CANWEST MEDIAWORKS LIMITED PARTNERSHIP, a limited partnership created under the laws of Ontario by its general partner, CanWest MediaWorks (Canada) Inc.

(“Partnership”)

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CANWEST MEDIAWORKS INCOME FUND, a trust created under the laws of Ontario

(“Fund”)

RECITALS:

A.	The authorized share capital of General Partner consists of an unlimited number of common shares (“Common Shares”) and an unlimited number of non-voting redeemable retractable preferred shares (“Preferred Shares”), of which 209,137,703 Common Shares and 914 Preferred Shares are issued and outstanding.

B.	CanWest owns 154,137,703 Common Shares and 914 Preferred Shares of General Partner.

C.	Fund owns 55,000,000 Common Shares and no Preferred Shares of General Partner.

D.	General Partner is the general partner of Partnership.

E.	CanWest and Trust are the limited partners of Partnership.

F.	CanWest owns 154,137,703 Class B Partnership Units.

G.	Fund indirectly owns, through Trust, 55,000,000 Class A Partnership Units.

H.	The parties wish to enter into this Agreement to provide for the conduct of the business and affairs of General Partner and Partnership, and to govern their relationship as shareholders of General Partner with the intent that it will constitute a unanimous shareholders agreement of General Partner.

THEREFORE the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

“Act” means the Canada Business Corporations Act, as the same may be amended from time to time and any successor legislation thereto, except where otherwise expressly provided;

“Affected Securities” has the meaning given in Subsection 3.9(a);

“Affected Units” has the meaning given in Subsection 3.9(b);

“Agreement” means this agreement and all schedules, if any, attached to this agreement, in each case as they may be supplemented or amended from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement, and unless otherwise indicated, references to Articles and Sections are to the specified Articles and Sections in this agreement;

“Arbitration Procedures” means the procedures described in Schedule A;

“Board of Directors” or “Board” means the board of directors of General Partner;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the Cities of Toronto and Winnipeg are open for business during normal banking hours;

“Class A Partnership Units” means the Class A limited partnership units of Partnership;

“Class B Partnership Units” means the Class B limited partnership units of Partnership;

“Client” and “Clients” have the meaning given in Subsection 4.9;

“Common Shares” means the common shares of General Partner at the date hereof and includes any shares or securities into which such common shares may be converted or changed or which result from a consolidation, subdivision, reclassification, stock split, stock dividend, recapitalization or redesignation of the common shares of General Partner, any shares or securities of General Partner which are received as a stock dividend or distribution in respect of such common shares, any common shares of General Partner received on the exercise of any option, warrant or other similar right and any shares or securities which may be received by the holders of common shares of General Partner as a result of an amalgamation, merger, arrangement or other reorganization of or including General Partner;

“Contract” has the meaning given in Section 2.4;

“Control” and any derivation thereof, where capitalized, means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise;

“Convertible Securities” has the meaning given in Subsection 3.9(e);

“Dispute” has the meaning given in Section 4.10;

“Fund Declaration of Trust” means the amended and restated declaration of trust of Fund made as of the 13th day of October, 2005, as that declaration of trust may be supplemented, amended, restated or replaced from time to time;

“Independent” means independent of CanWest as determined pursuant to National Instrument 58-101 of the Canadian securities administrators, as amended from time to time;

“initial directors meeting” has the meaning given in Subsection 2.1(d) ;

“Initial Exchange Right” has the meaning given to such term in the Liquidity & Exchange Agreement;

“Liquidity & Exchange Agreement” means the liquidity and exchange agreement dated the date hereof among CanWest, General Partner for and on behalf of Partnership, Fund and Trust, as supplemented, amended, restated or replaced from time to time;

“Liquidity Right” has the meaning given to such term in the Liquidity & Exchange Agreement;

“Notice” has the meaning given in Section 4.7;

“Osler” has the meaning given in Section 4.9;

“Partnership Agreement” means the amended and restated limited partnership agreement in respect of Partnership dated October 13, 2005 by and among General Partner, as general partner, and the limited partners of Partnership from time to time, as permitted therein, as supplemented, amended, restated or replaced from time to time;

“Partnership Credit Facilities” means the $175 million five-year revolving term credit facility and the $825 million five-year non-revolving term credit facility provided to Partnership by a syndicate of Canadian financial institutions;

“Partnership Units” means, collectively, the Class A Partnership Units and the Class B Partnership Units;

“Percentage of Outstanding Common Shares” has the meaning given in Subsection 2.1(a);

“Person” means any individual, partnership, limited partnership, limited or unlimited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Pledged Shares” has the meaning given in Section 3.5;

“Preferred Shares” means the preferred shares of General Partner at the date hereof and includes any shares or securities into which such preferred shares may be converted or changed or which result from a consolidation, subdivision, reclassification, stock split, stock dividend, recapitalization or redesignation of the preferred shares of General Partner, any shares or securities of General Partner which are received as a stock dividend or distribution in respect of such preferred shares, any preferred shares of General Partner received on the exercise of any option, warrant or other similar right and any shares or securities which may be received by the holders of preferred shares of General Partner as a result of an amalgamation, merger, arrangement or other reorganization of or including General Partner;

“retiring director” has the meaning given in Subsection 2.1(b);

“Secondary Exchange Right” has the meaning given to such term in the Liquidity & Exchange Agreement;

“Securities Laws” means the securities legislation of each of the Provinces and Territories of Canada, including all rules, regulations and policy statements thereunder;

“Shareholder” means each of CanWest and Fund and such other Persons as may become a holder of Common Shares or Preferred Shares from time to time in accordance with the provisions hereof;

“Shareholder Documents” has the meaning attributed to such term in Section 1.8;

“Tax Act” means the Income Tax Act (Canada) and the Income Tax Regulations, as amended from time to time;

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or any other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; provided that the resignation or removal of a trustee in accordance with, or a trustee otherwise ceasing to act as a trustee under, the Fund Declaration of Trust or Trust Declaration of Trust shall not constitute a Transfer of the property of Fund or Trust, respectively, for purposes of this Agreement; and the words “Transferred”, “Transferring” and similar words have corresponding meanings;

“Trust Declaration of Trust” means the amended and restated declaration of trust of Trust made as of the 13th day of October, 2005, as that declaration of trust may be supplemented, amended, restated or replaced from time to time;

“Trust Units” means trust units of Trust.

1.2	Subsidiary

In this Agreement, a Person is considered to be a Subsidiary of another Person if:

(a)	it is Controlled by,

(i)	that other, or

(ii)	that other and one or more Persons, each of which is Controlled by that other, or

(iii)	two or more Persons, each of which is Controlled by that other; or

(b)	it is a Subsidiary of a Person that is the other’s Subsidiary.

1.3	Affiliate

In this Agreement, a Person is considered to be an Affiliate of another Person if one is a Subsidiary of the other, or if both are Subsidiaries of the same Person, or if each of them is Controlled by the same Person.

1.4	Headings

The inclusion of headings in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.5	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.6	Currency

Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.

1.7	Severability

If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, then such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

1.8	Entire Agreement

This Agreement, the Liquidity and Exchange Agreement and the Partnership Agreement (collectively, the “Shareholder Documents”) constitute the entire agreement between or among the parties pertaining to the subject matter of such agreements, and set out all of the covenants, promises, warranties, representations, conditions, understandings and agreements between the parties pertaining to the subject matter of such agreements, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the parties in connection with the subject matter of such agreements, except as specifically set forth in such agreements and any document required to be delivered pursuant to such agreements.

1.9	Schedules

The following are the schedules attached to this Agreement:

Schedule A - Arbitration Procedures

1.10	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.11	Time Periods

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.12	Unanimous Shareholders’ Agreement

Each of the parties hereto agree and acknowledge that this Agreement will constitute a unanimous shareholders’ agreement with respect to General Partner. Each party to this Agreement agrees to take all such actions as are necessary or desirable including, without limitation, causing meetings to be held, votes to be cast of any Common Shares or Preferred Shares held by it from time to time, resolutions to be passed, by-laws to be made, amended and confirmed, documents to be executed and all other things and acts to be done, so as to give effect to this Agreement.

ARTICLE 2

GOVERNANCE

2.1	Business and Affairs of General Partner

(a)	Board of Directors. The Board will be comprised of nine (9) members, a majority of which shall consist of persons other than trustees of the Fund and not less than eight (8) of which shall be Canadian citizens. Each nominee for the position of director of General Partner shall be an individual who is not disqualified from acting as a director under applicable corporate law. Without limiting the generality of the foregoing, CanWest shall be entitled to nominate for election as a director of General Partner up to the number of nominees of CanWest corresponding to the Percentage of Outstanding Common Shares (as defined below) held by CanWest and its Affiliates as indicated in the table below, provided that all but one (1) of CanWest’s nominees shall be Canadian citizens:

Shareholder	Percentage of Outstanding Common Shares	Number of Nominees
CanWest	30% or more	6
	less than 30% but not less than 20%	5
	less than 20% but not less than 15%	4
	less than 15% but not less than 10%	3
	less than 10% but not less than 5%	2
	less than 5% but not less than 3%	1

For the purposes of this Agreement, the “Percentage of Outstanding Common Shares” held by CanWest will be the percentage equivalent to the quotient obtained when (i) the number of Common Shares directly beneficially owned at the time of the calculation by CanWest and its Affiliates, is divided by (ii) the total number of Common Shares outstanding at the time of calculation.

If, at any time, the number of CanWest’s nominees exceeds the number of nominees to which it is entitled based upon the Percentage of Outstanding Common Shares held by CanWest, then CanWest shall forthwith cause the requisite number of its nominees to resign as directors. If, at any time, there is an increase in the Percentage of Outstanding Common Shares held by CanWest with the result that there is an increase in the number of nominees to which CanWest is entitled and prior to the increase in such entitlement CanWest had nominated the maximum number of nominees to which it was entitled, then Fund shall forthwith cause the requisite number of its nominees to resign as directors.

Fund shall be entitled to nominate for election as a director of General Partner the balance of the number of directors to be elected (being the difference between nine (9) and the number of nominees that CanWest determines to nominate), provided that Fund’s nominees shall include the Independent trustees of Fund and all of Fund’s nominees must be Canadian citizens.

Each Shareholder agrees to vote its Common Shares in favour of the nominees for election as a director determined in accordance with this Subsection 2.1(a). If CanWest determines to nominate fewer than the maximum number of nominees that it is entitled to nominate, then it shall provide notice to each Shareholder of such determination not less than ten (10) days prior to the meeting of Shareholders to be held to elect the directors of General Partner for the ensuing year.

(b)	Vacancies. A Shareholder, will, subject to applicable law, be entitled by direction in writing to remove any of its nominees that have been elected as directors of General Partner and, so long as it and its Affiliates, directly or indirectly, holds the requisite percentage of Common Shares, nominate a qualified successor who will promptly be elected as a director to replace the individual previously nominated. If a director (a “retiring director”) ceases to be a director for any reason (other than the nominating Shareholder ceasing to, directly or indirectly, hold the requisite percentage of Common Shares), then the Shareholders will fill the resulting vacancy by electing as soon as practicable that individual who is nominated by the Shareholder that nominated the retiring director (so long as that Shareholder continues to hold the requisite number of Common Shares). Until the vacancy is filled, the directors shall not transact any business or exercise any of their powers or duties. If the relevant Shareholder entitled to do so fails for any reason to nominate an individual to fill a vacancy within ten (10) Business Days after the vacancy arises, then the remaining directors will appoint an individual to fill the vacancy. That individual will serve until a successor is nominated by the relevant Shareholder. In the event of the proposed removal of any director, each Shareholder agrees to vote for such removal if, and against such removal unless, it has been proposed or approved by the party who nominated that director.

(c)	Chair of the Board. The Chair of the Board shall be a Canadian citizen. CanWest shall be entitled to nominate the Chair of the Board of Directors for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than twenty percent (20%). If the Percentage of Outstanding Common Shares held by CanWest is less than twenty percent (20%), then the Chair of the Board shall be appointed by the Board. If the Chair of the Board of Directors nominated by CanWest is not Independent, then the Chair of the board of trustees of Fund shall be appointed as the lead Independent director of General Partner.

(d)	Quorum. A quorum for a meeting of directors shall be a majority of the number of directors. In the event that a quorum is not obtained for a meeting of the Board (the “initial directors meeting”), any two (2) directors may call a meeting of the Board by notice to all directors to be held on a date no earlier than the fifth (5th) Business Day following the initial directors meeting solely to address the business proposed at the initial directors meeting. A quorum for such further meeting of the Board of Directors shall be any three (3) directors.

(e)

Decisions of Directors. In order to be effective, a decision of the directors must be approved either by a resolution passed by the affirmative vote of a majority of the directors present and entitled to vote thereon at a meeting of directors duly called and at which a quorum of directors are present or by an instrument signed by all the directors.

(f)	Committees of the Board. The Board of Directors will have (a) an audit committee; (b) a human resources committee; (c) a governance and nominating committee; (d) a pension committee; and (e) such other committees, if any, as determined from time to time by the Board. The audit committee will consist of four (4) members. Each of the human resources committee and governance and nominating committee will consist of three (3) members. The pension committee will consist of four (4) members.

(i)	The members of the audit committee shall be appointed as follows:

(A)	CanWest shall be entitled, subject to the provisions of Multilateral Instrument 52-110 of certain of the Canadian Securities Administrators, to nominate up to one (1) of the four (4) members of the audit committee, for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than ten percent (10%);

(B)	CanWest shall be entitled to nominate the Chair of the audit committee for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than twenty percent (20%); and

(C)	The balance of the members of the audit committee shall be appointed by the board of directors from among the Independent directors.

(ii)	The members of the governance and nominating committee shall be appointed as follows:

(A)	CanWest shall be entitled to nominate up to two (2) of the three (3) members of the governance and nominating committee for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than twenty percent (20%);

(B)	CanWest shall be entitled to nominate up to one (1) of the three (3) members of the governance and nominating committee for so long as the Percentage of Outstanding Common Shares held by CanWest is less than twenty percent (20%) but not less than ten percent (10%);

(C)	CanWest shall be entitled to nominate the Chair of the governance and nominating committee for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than twenty percent (20%); and

(D)	The balance of the members of the governance and nominating committee shall be appointed by the board of directors from among the Independent directors, provided that a majority of the members of the governance and nominating committee shall be persons other than trustees of Fund.

(iii)	The members of the human resources committee shall be appointed as follows:

(A)	CanWest shall be entitled to nominate up to two (2) of the three (3) members of the human resources committee for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than twenty percent (20%);

(B)	CanWest shall be entitled to nominate up to one (1) of the three (3) members of the human resources committee for so long as the Percentage of Outstanding Common Shares held by CanWest is less than twenty percent (20%) but not less than ten percent (10%);

(C)	CanWest shall be entitled to nominate the Chair of the human resources committee for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than twenty percent (20%); and

(D)	The balance of the members of the human resources committee shall be appointed by the board of directors from among the Independent directors, provided that a majority of the members of the human resources committee shall be persons other than trustees of Fund.

(iv)	The members of the pension committee shall be appointed as follows:

(A)	CanWest shall be entitled to nominate up to three (3) of the four (4) members of the pension committee for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than twenty percent (20%);

(B)	CanWest shall be entitled to nominate up to one (1) of the four (4) members of the pension committee for so long as the Percentage of Outstanding Common Shares held by CanWest is less than twenty percent (20%) but not less than ten percent (10%);

(C)	CanWest shall be entitled to nominate the Chair of the pension committee for so long as the Percentage of Outstanding Common Shares held by CanWest is not less then twenty percent (20%); and

(D)	The balance of the members of the pension committee shall be appointed by the board of directors from among the Independent directors, provided that a majority of the members of the pension committee shall be persons other than trustees of Fund.

(g)	Certain Matters Requiring Approval of CanWest. For so long as the Percentage of Outstanding Common Shares held by CanWest is not less than ten percent (10%), General Partner shall not (either on its own behalf or on behalf of Partnership), and shall not permit any Subsidiary to, without the affirmative vote of a majority of the Board and the written consent of CanWest as a Shareholder:

(i)	enter into any merger, amalgamation, consolidation, business combination, joint venture or other material corporate transaction, including the acquisition of property or assets with a fair market value in excess of $25 million;

(ii)	adopt any plan or proposal for a complete or partial liquidation or dissolution or any reorganization or commence any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency;

(iii)	take, or permit to be taken, any action that would prevent the business of Partnership, as it currently exists, from continuing on an ongoing basis;

(iv)	change the size of the Board of General Partner;

(v)	enter into any agreement or make any offer or grant any right capable of becoming an agreement to allot or issue a number of Common Shares and Partnership Units or any combination of the foregoing, in each case where the aggregate number of Common Shares and Partnership Units to be issued or allotted exceeds five percent (5%) of the total number of such securities then outstanding;

(vi)	enter into any agreement or make any offer or grant any right capable of becoming an agreement to allot or issue any shares or units of a Subsidiary of General Partner to any person other than General Partner or one of its wholly-owned Subsidiaries;

(vii)	take any action which could reasonably be expected to lead to or result in a material change in the nature of the business of General Partner or Partnership;

(viii)	sell, lease, exchange or dispose of property or assets of General Partner or a Subsidiary with a fair market value in excess of $25 million, other than the sale or disposition of inventory in the ordinary course of business;

(ix)	take, hold, subscribe for or agree to purchase or acquire shares in the capital of any body corporate with a fair market value in excess of $25 million;

(x)	enter into a partnership or any arrangement for the sharing of profits, union of interests, joint venture or reciprocal concession with any person if the aggregate fair market value of the assets contributed and liabilities assumed by General Partner or any Subsidiary in connection therewith either exceeds on formation or at any time in the future could reasonably be expected to exceed $25 million;

(xi)	directly or indirectly participate in any business other than print media and related businesses (such as sale of newspaper advertising and the production and distribution of editorial news content), out-of-home advertising and related businesses (such as sale of out-of-home advertising and production and installation of out-of-home signage and displays), Internet and other online media and related businesses, and businesses which exploit directly or indirectly ancillary revenue opportunities that may develop as a result of any of the aforementioned businesses; or

(xii)	make any commitment or agreement to do any of the foregoing.

All of the above matters must be presented to the Board of Directors for decision, and may not be delegated to any committee of the Board of Directors or to the management of General Partner or any Subsidiary.

(h)	Meetings of Shareholders. Meetings of Shareholders may be called by any two (2) directors of General Partner upon not less than ten (10) days’ notice.

(i)	Casting Vote. The Chairman of any meeting of the Shareholders, the directors or a committee of directors shall not have a casting vote.

2.2	Nomination of Trustees

For so long as the Percentage of Outstanding Common Shares held by CanWest is not less than ten percent (10%), the board of trustees of Fund will be comprised of four (4) trustees, all of whom shall be Canadian citizens and a majority of whom shall be resident in Canada. If the Percentage of Outstanding Common Shares held by CanWest is less than ten percent (10%), the board of trustees of Fund will be comprised of three (3) trustees, all of whom shall be Canadian citizens and a majority of whom shall be resident in Canada. The Board of Directors will be entitled to propose in the proxy related materials sent to unitholders of Fund, after considering the recommendation of the Governance and Nominating Committee, the nominees for election of the three (3) trustees to be elected by unitholders of Fund. These three (3) nominees for election as trustees of Fund which may be proposed by the Board of Directors shall be Independent. The fourth (4th) trustee shall be appointed by CanWest in accordance with the Fund Declaration of Trust for so long as the Percentage of Outstanding Common Shares held by CanWest is not less than ten percent (10%). For greater clarity, while the Board of Directors will be entitled to propose the three (3) nominees for election as trustees of Fund, there is no requirement that the unitholders of Fund vote in favour of those proposed nominees.

The Chair of the Board of Trustees of Fund shall be appointed by the trustees of Fund from among the Independent trustees.

2.3	Trustees of Trust

The board of trustees of Trust will be comprised of three (3) trustees, all of whom shall be Canadian citizens and a majority of whom shall be resident in Canada. The trustees of Trust shall be elected by the holder or holders of Trust Units. A majority of the board of trustees of Trust will be comprised of persons who are not trustees of Fund.

2.4	Conflicts of Interest of Directors

A director who is a party to a material contract or material transaction that General Partner or any Subsidiary of General Partner proposes to enter into after the date hereof, or a material contract entered into on or prior to the date hereof in respect of which General Partner or any Subsidiary of General Partner proposes to enter into a material amendment (other than in either case a contract or transaction exclusively among General Partner and/or any one or more wholly-owned Subsidiaries of General Partner) (such material contract, material transaction or material amendment being referred to as a “Contract”), or who has a material interest in any Person who is a party to any Contract or who is a nominee of a Shareholder who is a party to, or whose Affiliate (provided that General Partner and its Subsidiaries shall not be considered Affiliates of CanWest for such purpose) is a party to, a Contract, will be required to disclose in writing to General Partner or, if the execution and delivery of the Contract must be approved by the Board, request to have entered in the minutes of the meeting of the Board at which such Contract is considered for approval by the Board, the nature and extent of his interest and shall be required to abstain from voting in connection with the approval of the execution and delivery of such Contract, unless the Contract relates primarily to his or her remuneration as a director of General Partner or is for indemnity or insurance of the directors of General Partner.

2.5	Securities Law Compliance

General Partner covenants and agrees that it will make, on behalf of Partnership, such filings under applicable Securities Laws, including the filing of audited annual financial statements and unaudited interim financial statements, and will take such other reasonable steps as may be required to be taken by General Partner, on behalf of Partnership, in order that Fund may comply with its obligations under applicable Securities Laws and commitments and undertakings given to any securities regulatory authorities as of October 7, 2005.

2.6	Tax Law Compliance

Notwithstanding any other provision of this Agreement, each Party to this Agreement covenants and agrees that it will not take any step that would result in: (i) Fund ceasing to be a “mutual fund trust” for purposes of the Tax Act, (ii) any newspaper published or produced by General Partner or any of its Subsidiaries ceasing to be a “Canadian newspaper” for purposes of the Tax Act, (iii) Trust becoming subject to tax under Part XII.2 of the Tax Act, or (iv) Partnership ceasing to be a “Canadian partnership” for purposes of the Tax Act.

2.7	Independent Review Process

Any material commercial transaction that General Partner or any of its Subsidiaries proposes to enter into after the date hereof with CanWest or any of its Affiliates (other than General Partner or any of its Subsidiaries), and any material amendment of the terms of any material contract between General Partner or any of its Subsidiaries and CanWest or any of its Affiliates (other than General Partner or any of its Subsidiaries) entered into on or prior to the date hereof, must be considered and approved by a majority of the Independent directors of General Partner who are not directors, or officers or employees of CanWest or any of its Affiliates (other than General Partner or any of its Subsidiaries).

ARTICLE 3

GENERAL MATTERS RELATING TO THE HOLDING OF SHARES AND

PERMITTED TRANSFERS

3.1	Representations and Warranties by Shareholders

(a)	CanWest represents and warrants:

(i)	that it owns beneficially and of record the number of Common Shares and Preferred Shares which are expressed to be owned by it in Recital B to this Agreement;

(ii)	that it owns beneficially and of record the number of Partnership Units which are expressed to be owned by it in Recital F to this Agreement;

(iii)	that it has the capacity to enter into and give full effect to this Agreement and each of the other Shareholder Documents;

(iv)	that this Agreement and each of the other Shareholder Documents to which it is a party constitutes a valid and binding obligation of such Shareholder enforceable against it in accordance with its terms;

(b)	Fund represents and warrants:

(i)	that it owns of record, for the benefit of the holders of units of the Fund in accordance with the provisions of the Fund Declaration of Trust, the number of Common Shares which are expressed to be owned by it in Recital C to this Agreement;

(ii)	that it owns of record, for the benefit of the holders of units of the Fund in accordance with the provisions of the Fund Declaration of Trust, all of the issued and outstanding Trust Units free and clear of any mortgage, lien, charge, pledge, encumbrance, security interest or adverse claim;

(iii)	that Trust owns of record, for the benefit of Fund in accordance with the provisions of Trust Declaration of Trust, the number of Partnership Units which are expressed to be owned indirectly by Fund in Recital G to this Agreement;

(iv)	that it has the capacity to enter into and give full effect to this Agreement and each of the other Shareholder Documents;

(v)	that this Agreement and each of the other Shareholder Documents to which it and the Trust are parties constitute valid and binding obligations enforceable against it and the Trust in accordance with its terms;

3.2	Dealing with Common Shares, Preferred Shares and Partnership Units

Notwithstanding anything to the contrary in this Agreement or any other Shareholder Document, no Transfer of Common Shares to any Person (whether such Person is already a Shareholder or an Affiliate of a Shareholder or otherwise) will be permitted unless (i) either (A) the Transferring Shareholder Transfers or causes to be Transferred (or in the case of a Transfer by Fund, Trust Transfers) an identical number of Partnership Units in the same manner to the same Person (and, for greater clarity, not an Affiliate of such Person), or (B) the Transferring Shareholder Transfers or causes to be Transferred pursuant to the exercise of the Initial Exchange Right and the Secondary Exchange Right or Liquidity Right under the Liquidity & Exchange Agreement, Common Shares to Fund and an identical number of Partnership Units to Trust, and (ii) the Transferring Shareholder Transfers or causes to be Transferred in the same manner to the same Person to whom it Transfers the Common Shares (and, for greater clarity, not an Affiliate of such Person) that percentage of the number of Preferred Shares held by it, if any, equal to the percentage of the number of Common Shares held by it that it Transfers or causes to be Transferred.

3.3	Issuance of Common Shares and Partnership Units

General Partner will not issue any Common Shares to any Person unless the Partnership issues an identical number of Partnership Units to such Person or, in the case of the issuance of Common Shares to Fund, the Partnership issues an identical number of Partnership Units to Trust. The Partnership will not issue any Partnership Units to any Person unless the General Partner issues an identical number of Common Shares to such Person or, in the case of the issue of Partnership Units to Trust, General Partner issues an identical number of Common Shares to Fund. General Partner will not issue any additional Preferred Shares to any Person. General Partner will not change the number of outstanding Common Shares by means of a subdivision, consolidation, reclassification, capital reorganization or other means unless an equivalent change in the number of outstanding Partnership Units is made. Partnership will not change the number of outstanding Partnership Units by means of a subdivision, consolidation, reclassification, capital reorganization or other means unless an equivalent change in the number of outstanding Common Shares is also made. General Partner will not amalgamate with another corporation unless, immediately following such amalgamation, the number of outstanding Partnership Units is equal to the number of Common Shares of the amalgamated corporation issued upon the amalgamation to holders of Common Shares of General Partner.

3.4	No Registration of Transfer Unless Transferee is Bound

Each of the Shareholders and General Partner agrees that no Transfers of any Common Shares are permitted by any Shareholder, except in accordance with the provisions of this Agreement and such other Shareholder Documents to which the party wishing to Transfer such Shares is a party.

Subject to the provisions of any applicable Shareholder Documents, if a Shareholder Transfers any of such Shareholder’s Common Shares to any other Person, no Transfer of such Common Shares will be made nor will such Transfer be effective and no application will be made to General Partner or to General Partner’s transfer agent to register the Transfer, and General Partner will not register any such Transfer on the securities register of General Partner until the provisions of Section 3.2 are complied with and, in addition, the proposed transferee becomes subject to all of the obligations of the transferor under this Agreement (in which case the proposed transferee will become entitled to exercise all the rights of the transferor under this Agreement other than the rights of CanWest and the Fund under Subsections 2.1(a), 2.1(c), 2.1(f) and 2.1(g) and Section 2.2, except that a transferee that is an Affiliate of CanWest will become entitled to exercise all of such rights for so long as it remains an Affiliate of CanWest) and agree to be bound by all of the provisions hereof as if the proposed transferee was an original signatory hereto. The foregoing does not apply to a Transfer of Shares by a Shareholder to another Shareholder. Any other purported Transfer of Shares will be void ab initio.

3.5	Pledge of Common Shares

Notwithstanding the provisions of Section 3.4, any Shareholder may pledge, charge, mortgage or otherwise encumber any of its Common Shares (the “Pledged Shares”) to a bank or other financial institution for the purpose of securing any borrowings by such Shareholder, provided that such bank or financial institution acknowledges to the Parties in writing that the pledge, charge, mortgage or encumbrance of such Pledged Shares (and any realization thereof) shall at all times be subject to all the terms and conditions of this Agreement, including the limitations on Transferring such Pledged Shares contained in Section 3.4.

3.6	Notation on Share Certificates

All share certificates representing Common Shares and Preferred Shares will have a statement in substantially the following form conspicuously noted thereon:

“There are restrictions on the right to transfer the shares represented by this certificate. In addition, such shares are subject to a Securityholders’ Agreement dated the 13th day of October, 2005 between the Corporation, the Shareholders (as defined therein), CanWest MediaWorks Limited Partnership and CWMW Trust as the same may be amended from time to time, and may not be pledged, sold or otherwise transferred except in accordance with the provisions thereof.”

3.7	Shareholders to Facilitate Permitted Transfers

Each of the Shareholders agrees that it will promptly give and execute all necessary consents and approvals to a Transfer of Shares which is permitted under this Agreement and, if applicable, any other Shareholder Document as soon as the relevant provisions of this Agreement relating to such Transfer have been complied with.

3.8	Take-Over Bids

CanWest shall not Transfer any Common Shares (or Class B Partnership Units), other than to one or more of its Affiliates in accordance with the terms of this Agreement or to Fund (and Trust, respectively) in accordance with the terms of the Liquidity & Exchange Agreement, unless (i) the transferee would not be required under applicable securities legislation as a result of such Transfer to make an offer to all holders of units of Fund to acquire such units on the same terms and conditions if, immediately prior to such Transfer all outstanding Class B Partnership Units and the same number of Common Shares had been exchanged for units of Fund in accordance with the terms of the Liquidity & Exchange Agreement, or (ii) the offeror acquiring such Common Shares (and Class B Partnership Units) makes a contemporaneous offer for units of Fund on the same terms (in terms of price, timing and proportion of securities sought to be acquired) and conditions and does not acquire such Common Shares (or Class B Partnership Units) unless the offeror also acquires a proportionate number of units of Fund tendered to such offer, if any.

3.9	Pre-Emptive Right

Except as expressly provided in any Shareholder Document, no units of Fund, Common Shares or Partnership Units will be issued by Fund, General Partner or Partnership (as the case may be) and no option or other right for the purchase of or subscription for or other security convertible into or exercisable or exchangeable for units of Fund, Common Shares or Partnership Units (as the case may be) will be granted at any time after the date hereof except upon compliance with the following provisions.

(a)	If General Partner and Partnership propose to issue any Common Shares and Partnership Units, respectively (the “Affected Securities”), General Partner and Partnership (as the case may be) will first offer the Affected Securities for subscription by CanWest, Fund and Trust as nearly as may be in proportion to the number of Common Shares and Partnership Units held by CanWest and its Affiliates, Fund and Trust (as reflected on the securities register of General Partner and Partnership (as the case may be)) at the date of the offer at the subscription price as determined by the Board. The offer will contain a description of the terms and conditions relating to the Affected Securities and will state the price at which the Affected Securities are offered and the date on which the purchase of Affected Securities by CanWest, Fund or Trust, as the case may be, is to be completed and will state that CanWest, Fund or Trust, as the case may be, may subscribe for Affected Securities only by giving notice of the exercise of the subscription right to General Partner and Partnership (as the case may be) within thirty (30) days after the date of the offer. The offer will also state that if CanWest, Fund or Trust, as the case may be, wishes to subscribe for a number of Affected Securities that is less than or in excess of its proportion it will, in its notice of subscription, specify the number of Affected Securities less than or in excess of such proportion that it wishes to purchase, provided that General Partner and Partnership (as the case may be) shall not be required to issue Affected Securities to CanWest, Fund or Trust, as the case may be, in excess of the proportion held by CanWest and its Affiliates, Fund and Trust at the date of the offer.

(b)	If Fund proposes to issue any units of Fund (the “Affected Units”), Fund will first offer that proportion of the Affected Units for subscription by CanWest as nearly as may be in proportion to the number of Partnership Units and Common Shares held by CanWest and its Affiliates (as reflected on the securities register of Partnership and General Partner (as the case may be)) at the date of the offer at the subscription price as determined by the Trustees of Fund. The offer will contain a description of the terms and conditions relating to the Affected Units and will state the price at which the Affected Units are offered and the date on which the purchase of Affected Units by CanWest is to be completed (which shall be the same date as the date of completion of the sale of the balance of Affected Units) and will state that CanWest may subscribe for units of Fund only by giving notice of the exercise of the subscription right to Fund within thirty (30) days after the date of the offer. The offer will also state that if CanWest wishes to subscribe for a number of units of Fund that is less than its proportion it will, in its notice of subscription, specify the proportion of Affected Units that it wishes to purchase.

(c)	Subject to Subsection 3.9(d), if Fund proposes to issue Affected Units, CanWest may exercise its right to acquire Affected Units or may elect to acquire an equivalent number of Common Shares and Partnership Units of General Partner and Partnership, respectively. Upon such election, by notice to Fund, General Partner and Partnership, General Partner and Partnership shall issue that number of Common Shares and Partnership Units to CanWest on the date of completion of the sale of the balance of Affected Units and, for purposes of Subsection 3.9(d) CanWest shall be deemed to have acquired that number of units of Fund.

(d)	If any of the Affected Securities or Affected Units are not subscribed for by CanWest, Fund or Trust, as the case may be, within the period of thirty (30) days after the date on which they are offered to CanWest, Fund or Trust, as the case may be, then Fund, General Partner and Partnership (as the case may be) may offer such unsubscribed Affected Securities or Affected Units within the period of ninety (90) days after the expiration of such thirty (30) day period to any Person, provided the price at which such Affected Securities or Affected Units are issued is not less than the subscription price offered to CanWest, Fund or Trust, as the case may be, the terms of payment for such Affected Securities or Affected Units are not more favourable to such Person than the terms of payment offered to CanWest, Fund or Trust, as the case may be, and the issuance of the Affected Securities or Affected Units to such Person would not result in (i) Fund ceasing to be a “mutual fund trust” for purposes of the Tax Act, (ii) any newspaper published or produced by General Partner or any of its Subsidiaries ceasing to be a “Canadian newspaper” for purposes of the Tax Act, (iii) Trust becoming subject to tax under Part XII.2 of the Tax Act, or (iv) Partnership ceasing to be a “Canadian partnership” for purposes of the Tax Act. None of Fund, General Partner or Partnership shall be required to issue any Affected Units or Affected Securities, respectively, unless all Affected Units or Affected Securities are sold on the date of completion.

(e)	If Fund, General Partner or Partnership (as the case may be) proposes to grant an option or other right for the purchase of or subscription for Affected Securities or units of Fund or other security convertible into or exercisable or exchangeable for Affected Securities or units of Fund (collectively, “Convertible Securities”), such Convertible Security will also be made available to CanWest, Fund or Trust, as the case may be, as nearly as may be possible in accordance with the foregoing provisions.

(f)	CanWest, Fund or Trust, as the case may be, may not exercise its right to acquire Affected Securities, units of Fund or Convertible Securities under this Section 3.9 if such exercise, or the issuance or sale of units of Fund, Common Shares or Partnership Units upon such exercise, would (i) cause Fund to cease to be a “mutual fund trust” for purposes of the Tax Act, (ii) cause any newspaper published or produced by General Partner or any of its Subsidiaries to cease to be a “Canadian newspaper” for purposes of the Tax Act, (iii) cause Trust to become subject to tax under Part XII.2 of the Tax Act, or (iv) cause Partnership to cease to be a “Canadian partnership” for purposes of the Tax Act.

3.10	Exception to Pre-emptive Right

Each of Fund, General Partner and Partnership will be entitled to issue Affected Securities or units of Fund without complying with the provisions of Section 3.9 when such Affected Securities or units of Fund are being issued:

(a)	upon the exercise, in whole or in part, by the underwriters of the over-allotment option granted by Fund to the underwriters pursuant to the underwriting agreement dated October 6, 2005 among Fund, Trust, Partnership, General Partner, CanWest and the underwriters that are parties thereto;

(b)	upon or in connection with the conversion, in whole or in part, of the note in the aggregate principal amount of $39,187,500 issued by Partnership to CanWest on October 13, 2005 that is convertible into 4,125,000 Class B Partnership Units;

(c)	to the holders of Fund Units as a distribution in lieu of a cash distribution pursuant to section 5.7 of the Fund Declaration of Trust;

(d)	to employees, officers, directors, trustees or consultants of Fund or General Partner or its Subsidiaries pursuant to a compensation plan approved by the Board or the board of trustees of Fund, respectively;

(e)	to unitholders of Fund or Partnership pursuant to a distribution reinvestment plan approved by the Board or the board of trustees of Fund, respectively; or

(f)	in connection with an acquisition by General Partner or one or more of its Subsidiaries of the shares, other equity interests or assets of another business or an amalgamation, merger or arrangement with another business, provided that such transaction has been approved by the Board and CanWest (if required pursuant to Subsection 2.1(g)).

3.11	Applicability of Pre-Emptive Right to Debt Securities

The provisions of Section 3.9 apply mutatis mutandis to any non-bank or similar debt securities or securities convertible into debt securities issued by Fund, General Partner or Partnership on the basis that CanWest, Fund or Trust, as the case may be, shall be offered the right to subscribe for up to that percentage of the total aggregate principal amount of debt securities or number of securities convertible into debt securities equal to the percentage of outstanding Common Shares held by CanWest and its Affiliates and Fund, respectively.

ARTICLE 4

GENERAL PROVISIONS

4.1	All Common Shares, Preferred Shares and Partnership Units Subject to this Agreement

Each of the Shareholders and Trust agrees that it will be bound by the terms of this Agreement with respect to all Common Shares, Preferred Shares and Partnership Units beneficially or legally held by it from time to time.

4.2	Waiver, Amendment

No amendment or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a waiver unless otherwise expressly provided. General Partner shall not agree to any material amendment or waiver of this Agreement without the approval of a majority of the Independent directors of General Partner.

4.3	Directors and Officers’ Indemnities and Insurance

To the fullest extent permitted by law, General Partner will indemnify all directors, officers, former directors and former officers of General Partner, the Shareholders of General Partner (including any trustees) to the extent that such Shareholders exercise the rights, powers, duties and liabilities of a director of General Partner and all persons who act or acted at General Partner’s request as a director or officer of a body corporate of which General Partner is or was a shareholder or creditor, and his or her heirs and legal personal representatives, against all costs, charges and expenses, including any amount paid to settle any action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of General Partner or such body corporate or by reason of acting or having acted as a director or officer of General Partner or by reason of being a Shareholder of General Partner (including any trustee) if,

(a)	he or she acted honestly and in good faith with a view to the best interests of General Partner; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

The intention of this Section 4.3 is that all persons referred to in this Section 4.3 will have all benefits provided under the indemnification provisions of the Act to the fullest extent permitted by law, and General Partner will forthwith pass all resolutions and take such other steps as may be required to give full effect to this Section 4.3.

For a period of seven (7) years from the date CanWest ceases to have the right to designate a nominee to the Board, this Agreement and the articles and by-laws of General Partner (and its successors) will not be modified or amended to diminish any current or past nominee’s right to indemnification and exculpation as is currently provided. Furthermore, so long as CanWest is entitled to appoint a nominee to the Board and thereafter so long as any past or present CanWest nominee may be subject to any possible civil, criminal or administrative action or proceeding to which he or she would be made a party by reason of being a director of General Partner, General Partner will use commercially reasonable efforts to maintain in full force and effect, for directors and officers of General Partner, directors and officers insurance by a reputable insurer having a policy amount and deductible equal to or better than the amounts of General Partner’s policy now in force. Furthermore, General Partner agrees that each CanWest nominee to the Board will be named in such insurance policy in a manner as to provide him or her with the same rights and benefits as are accorded General Partner’s directors most favourably insured by the policy.

4.4	Term

This Agreement will continue in force until the earlier of:

(a)	the date on which this Agreement is terminated by the written agreement of all the Shareholders; or

(b)	the date on which Fund, directly or indirectly, holds greater than ninety-seven percent (97%) of the outstanding Common Shares.

The provisions of Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 and 3.8 will survive the termination of this Agreement and will remain in force while there is more than one (1) Shareholder.

4.5	Termination Not to Affect Rights or Obligations

Termination of this Agreement will not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations, including, without limitation, any indemnities, will survive the termination of this Agreement. Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will affect the rights of any Person under Section 4.3.

4.6	Acts of Fund, Trust, the Trustees of Fund and Trust and General Limitation of Liability

(a)	Where any reference is made herein to an act to be performed by, for or on behalf of the Fund or Trust, such reference shall be construed and applied for all purposes as if it referred to an act to be performed by, for or on behalf of the trustees of Fund or Trust, in their capacity as trustees of Fund or Trust, as the case may be, and where any reference is made herein to an act to be performed by, for or on behalf of the trustees of Fund or Trust, such reference shall be construed and applied for all purposes as if it is referred to an act to be performed by, for or on behalf of the trustees of Fund or Trust in their capacity as trustees of Fund or Trust, respectively.

(b)

Each of the parties hereto acknowledges the obligations of Fund and Trust under this Agreement and that such obligations will not be personally binding upon any of the trustees of Fund or Trust, any registered or beneficial holder of units of Fund or Trust or any beneficiary under a plan of which a holder of such units acts as a trustee or carrier, and that resort will not be had to, nor will recourse be sought from, any of the foregoing or the private property of any of the foregoing in respect of any indebtedness, obligation or liability of Fund or Trust, as applicable, arising hereunder, and recourse for such indebtedness, obligations or liabilities of Fund or Trust will be limited to, and satisfied only out of, the assets of Fund or Trust, as applicable.

4.7	Liability of Partnership

The parties acknowledge that Partnership is a limited partnership formed under the laws of the Province of Ontario, a limited partner of which is generally liable for any liabilities or losses of Partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of Partnership and such limited partner’s pro rata share of any undistributed income. The parties further acknowledge that General Partner is the sole general partner of Partnership.

4.8	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	if to CanWest:

3100 CanWest Global Place

201 Portage Avenue

Winnipeg, MB R3B 3L7

Attention:	Richard Leipsic, General Counsel and Tom Strike, Executive Vice President,

Fax number:	(204) 947-9841
E-mail:	rleipsic@canwest.com and tstrike@canwest.com

(b)	if to Fund or Trust :

1450 Don Mills Road

Toronto, ON M3B 2X7

Attention:	The Trustees
Fax number:	(416) 446-5423

(c)	if to General Partner or Partnership:

1450 Don Mills Road

Toronto, ON M3B 2X7

Attention:	President and Chief Executive Officer
Fax number:	(416) 446-5423

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any party may, from time to time, change its address by giving Notice to the other parties in accordance with the provisions of this Section.

4.9	Osler, Hoskin & Harcourt LLP Acting for More than One Party

Each of the Parties to this Agreement has been advised and acknowledges to each other and to Osler, Hoskin & Harcourt LLP (“Osler”) that (a) Osler is acting in connection with this Agreement (and all other agreements between the Parties being entered into as part of the offering of securities being undertaken by the Fund) as counsel to and jointly representing CanWest, General Partner, Partnership, Fund and Trust (each a “Client” and, collectively, “Clients”), (b) in this role, information disclosed to Osler by one Client will not be kept confidential and will be disclosed to all Clients and each of the Parties consents to Osler so acting, and (c) should a conflict arise between any Clients, Osler may not be able to continue to act for any of such Clients.

4.10	Arbitration

In the event that the Parties are unable to settle any dispute, difference, controversy or claim arising out of or relating to this Agreement, including, its breach, interpretation, termination or validity (“Dispute”), the Dispute shall forthwith be referred to arbitration in accordance with the Arbitration Procedures, provided that nothing in this Section 4.10 will preclude a Party from seeking interim relief by way of an injunction (mandatory or otherwise) or other interim equitable relief in the Ontario Superior Court in connection with this Agreement which court will have exclusive jurisdiction in respect of all such matters.

4.11	Time of Essence

Time is of the essence of this Agreement.

4.12	Further Assurances

Each of the Shareholders will vote and act at all times as a shareholder of General Partner and each other party to this Agreement will act and in all other respects use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and to cause General Partner to act in the manner contemplated by this Agreement.

4.13	Assignment

Subject to sections 3.4 and 3.5, this Agreement may not be assigned by any party to this Agreement without the prior written consent of each of the other parties to this Agreement, except that CanWest may assign this Agreement to any Affiliate of CanWest without the consent of the other parties provided that such Affiliate shall be entitled to the rights of CanWest under Subsections 2.1(a), 2.1(c), 2.1(f) and 2.1(g) and Section 2.2 only for so long as it remains an Affiliate of CanWest.

4.14	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors, legal personal representatives and permitted assigns.

4.15	Execution and Counterparts

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

- REMAINDER OF THE PAGE HAS INTENTIONALLY BEEN LEFT BLANK -

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CANWEST MEDIAWORKS INC.			CWMW TRUST

By:			By:
	Name:	Richard M. Leipsic		Name:	John E. Maguire
	Title:	Vice-President and General Counsel		Title:	Trustee

By:
	Name:	Riva J. Richard
	Title:	Assistant Secretary

CANWEST MEDIAWORKS (CANADA) INC.			CANWEST MEDIAWORKS LIMITED PARTNERSHIP by its General Partner, CanWest MediaWorks (Canada) Inc.

By:			By:
	Name:	Peter D. Viner		Name:	Peter D. Viner
	Title:	President and Chief Executive Officer		Title:	President and Chief Executive Officer

By:			By:
	Name:	Riva J. Richard		Name:	Riva J. Richard
	Title:	Secretary		Title:	Secretary

CANWEST MEDIAWORKS INCOME FUND

By:
	Name:	Peter M. Liba
	Title:	Trustee

By:
	Name:	Richard M. Leipsic
	Title:	Trustee

SCHEDULE “A”

ARBITRATION PROCEDURES

1.	Definitions and Interpretation

(a)	Definitions – Unless otherwise defined in this Schedule, all capitalized terms defined in the Agreement which are used in this Schedule have the same meaning as provided for those terms in the Agreement. Where used in this Schedule, unless the context or subject matter otherwise requires, the following words and phrases will have the meaning set forth below:

“Approved Arbitrator” means a retired judge of the Ontario Superior Court or a comparably qualified individual.

“Arbitrator” means the Arbitrator appointed pursuant to Section 2 of this Schedule.

“Dispute” means any matter which a Party, in accordance with the terms of the Agreement, submits to arbitration in accordance with the terms of this Schedule.

“Procedures” means the arbitration procedures described in this Schedule.

“Schedule” means this schedule of arbitration procedures.

(b)	Governing Law and Jurisdiction – All Disputes referred to arbitration (including the scope of the agreement to arbitrate, the law relating to the enforcement of the agreement to arbitrate, any relevant limitation periods, the law governing the procedure of the arbitration, the law relating to available remedies, set-off claims, conflict of laws rules and claims to costs and interest) shall be governed by the laws of the Province of Ontario. Except as expressly provided otherwise in this Schedule or the Agreement, the provisions of the Arbitration Act, 1991 S.O. 1991 c.17 (Ontario) (the “Arbitration Act”) shall apply in respect of any arbitration conducted pursuant to this Schedule.

(c)	Time - In the computation of time under the Procedures or an order or direction given by the Arbitrator pursuant to this Schedule, except where a contrary intention appears or the Parties otherwise agree:

(i)	where there is a reference to a number of days between two events, those days shall be counted by excluding the day on which the first event happens and including the day on which the second event happens, even if they are described as clear days or the words “at least” are used;

(ii)	where the time for doing any act under this Schedule or any order or direction given by the Arbitrator expires on a day which is not a Business Day, the act may be done on the next day that is a Business Day; and

(iii)	delivery of a document or notice provided for in this Schedule or any order or direction given by the Arbitrator made after 4:00 p.m. (Toronto time) or at any time on a day which is not a Business Day, shall be deemed to have been made on the next Business Day.

2.	Commencement of Arbitration - Any Party to the Agreement (the “Applicant”) may commence arbitration for a Dispute by delivering a written notice (a “Complaint”) to the Party against whom the Applicant seeks a remedy (the “Respondent”). In the Complaint, the Applicant shall describe the substance of the Dispute and name three (3) persons whom the Applicant is prepared to appoint as arbitrator, each of such persons to be an Approved Arbitrator. Within 10 days of the receipt of the Complaint, the Respondent shall by written Notice to the Applicant appoint one of the three (3) persons named by the Applicant or provide the Applicant with a list of three (3) persons who are Approved Arbitrators. Within 10 days of receipt of the Respondent’s list, by written Notice to the Respondent, the Applicant shall appoint one (1) of such persons, or provide a further list of (3) three Approved Arbitrators. The Parties shall continue to exchange lists of three (3) Approved Arbitrators in this fashion until an Approved Arbitrator is appointed. If an Arbitrator is not appointed within 30 days of the initial receipt by the Respondent of the Complaint, either Party may apply to a judge of the Ontario Superior Court of Justice to appoint the Arbitrator on behalf of the Parties.

3.	Arbitration Procedures - The following procedures shall apply to the arbitration of any Dispute, except as the Parties may otherwise agree or as the Arbitrator otherwise directs:

(a)	Within 20 days of the appointment of the Arbitrator, the Applicant shall deliver to the Respondent and the Arbitrator a written statement (the “Claim”) concerning the Dispute setting forth, with particularity, the full names, descriptions and addresses of the Parties, the nature of the Claim, the allegations of fact supporting the Dispute submitted for arbitration and the relief or remedy sought.

(b)	Within 30 days after the delivery of the Claim, the Respondent shall deliver to the Applicant and the Arbitrator a written response (the “Answer”) to the Claim setting forth, with particularity, its position on the Dispute and the allegations of fact supporting the Answer.

(c)	If any Respondent fails to deliver an Answer within the time limit referred to in subsection 3(b) of this Schedule, that Respondent shall, subject to subsection 3(f), be deemed to have admitted the allegations of fact alleged in the Claim and have accepted the Applicant’s entitlement to the relief and remedy set out in the Claim.

(d)	Within 10 days after the delivery of any Answer, the Applicant may deliver to the Respondent and the Arbitrator a written reply (the “Reply”) to that Answer, setting forth, with particularity, its response, if any, to the Answer.

(e)

If the Respondent wants to submit any other Dispute to the Arbitrator it may, within the time provided for the delivery of the Answer to the Claim, also deliver to the Applicant and the Arbitrator a counter-complaint (the “Counter-Complaint”) setting forth, with particularity, the nature of the Counter-Complaint, the allegations of fact supporting the Counter-Complaint and the relief or remedy sought, for the Arbitrator to decide. Within 20 days of the delivery of a Counter-Complaint, the Applicant shall deliver to the Respondent making a Counter-Complaint and the Arbitrator an Answer to such Counter-Complaint setting forth, with particularity, its position on the Counter-Complaint and the allegations of fact supporting the Counter-Complaint. If the Applicant fails to deliver an Answer to the Counter-Complaint within such 20-day period, the Applicant will be deemed, subject to subsection (f) to have admitted the allegations of fact alleged in the Counter-Complaint, and have accepted the Respondent’s entitlement to the relief and remedy set out in the Counter-Complaint. Within 10 days after the delivery of an Answer to the Counter-Complaint, the Respondent may deliver to the Applicant and the Arbitrator a Reply to such Answer setting forth, with particularity, its response to such Answer. Any Dispute submitted to arbitration in accordance with this subsection 3(e) shall be governed by, and dealt with as if it were the subject of a Complaint, that shall be determined by the same Arbitrator as part of the same arbitration proceeding as the Complaint.

(f)	The time limits set for the delivery of the documents referred to in subsections 3(a) to (e) inclusive may be extended by agreement of the Parties to the Agreement or by the Arbitrator for such period, on such terms, and for such reasons as the Arbitrator in his or her discretion may determine upon application made to the Arbitrator in writing by either the Applicant or the Respondent on Notice to the other, with such application being made either before the expiry of the applicable time limit or within 2 days thereafter, and the Arbitrator may relieve the applying Party of the consequences of its failure to comply with the applicable time limit, provided, however, that the other Party shall be given an opportunity to make submissions on the application.

(g)	Within 20 days following the completion of the steps set out in subsections 3(a) to (e) of this Schedule, a Party may, upon Notice to the other Party and to the Arbitrator, request the Arbitrator to give directions and make any order which is, in the discretion of the Arbitrator, reasonable regarding any procedural matters which properly should be resolved before the arbitration proceeds further, including: the amendment of any Claim, Counter-Complaint, Answer or Reply; the provision of particulars; the production of documents and the need for examinations for discoveries in connection with the arbitration, either by way of oral examination or written interrogatories and a determination as to the manner in which evidence shall be presented to the Arbitrator (by way of agreed statement of facts, affidavit evidence and transcripts of cross-examinations on such affidavit evidence or viva voce, or some combination thereof). In making any order or giving any direction in respect of any procedural matter, the Arbitrator may impose such terms as are reasonable in order to ensure the completion of the arbitration in a timely manner. The notice requesting any direction or order pursuant to this subsection shall state the direction or order sought and set out the reasons for seeking such direction or order. Nothing in this subsection shall be taken to limit the jurisdiction of the Arbitrator to deal with procedural matters in accordance with the Arbitration Act.

(h)	In the case where no Party has requested directions in accordance with paragraph 3(g), the Arbitrator shall give directions regarding the further procedural steps in the arbitration, including any production of documents, any examinations for discovery, and the nature of any hearing (“Hearing”). In making any order or giving any direction in respect of any procedural matter the Arbitrator may impose such terms as are reasonable in order to ensure the completion of the arbitration in a timely manner. The Parties shall have an opportunity to make oral submissions to the Arbitrator in respect of such procedural steps.

(i)	Unless the time for making an award is extended by agreement of the Parties or by court order, the Arbitrator shall be requested to make an award as soon as possible and within 60 days after completion of any Hearing or other final procedural step in which evidence or argument are provided to the Arbitrator or as soon thereafter as is practicable. The award shall be in writing and shall state the reasons on which it is based. Executed copies of all awards shall be delivered by the Arbitrator to each Party as soon as is reasonably possible.

4.	Agreement to be Bound - Notwithstanding the provisions of Section 2 of this Schedule, no individual shall be appointed as Arbitrator unless he or she agrees in writing to be bound by the provisions of this Schedule, including, without limitation the provisions of Section 11.

5.	Arbitrator Discretion - Subject to the Arbitration Act, the Agreement and this Schedule, the Arbitrator may conduct the arbitration in such manner as the Arbitrator considers appropriate.

6.	Interim Relief - At the request of any Party, the Arbitrator may take such interim measures as the Arbitrator considers necessary in respect of the Dispute, including measures for the preservation of assets, the conservation of goods or the sale of perishable goods. The Arbitrator may require security for the costs of such measures.

7.	Remedies - The Arbitrator may make final, interim, interlocutory and partial awards. An award may grant any remedy or relief which the Arbitrator considers just and equitable and consistent with the intention of the Parties under the Agreement. The Arbitrator shall state in the award whether or not the Arbitrator views the award as final or interim, for purposes of any judicial proceedings in connection with such award.

8.	Appeals - A Party may appeal an award to the court on a question of law or mixed fact and law with leave, which the court shall grant only if it is satisfied that

(a)	the importance to the Parties of the matters at stake in the arbitration justifies an appeal; and

(b)	determination of the question of law or mixed fact and law at issue will significantly affect the rights of the Parties.

9.	Costs of Arbitration - The fees and expenses of the Arbitrator and costs of the arbitration facilities shall be billed to and paid in equal proportions by the Parties to the

Arbitration periodically as the Arbitration proceeds. The Arbitrator shall have the power to award costs, including the fees and expenses of the Arbitrator and costs of the arbitration facilities, in whole or in part where it is fair and reasonable, upon hearing submissions by any Party to the Arbitration requesting same, and any responding submissions from the other Party to the Arbitration. Unless otherwise specifically ordered by the Arbitrator, any costs awarded shall be on a partial indemnity scale and not on a substantial indemnity scale, as those terms or equivalent amended terms are used in the Ontario Superior Court of Justice.

10.	Notices - All Notices and all other documents required or permitted by this Schedule to be given by any Party to the arbitration to any other of them shall be given in accordance with the Notice Provisions of the Agreement. All Notices and all other documents required or permitted by this Schedule to be given by any Party to the arbitration to the Arbitrator shall be given in accordance with the Arbitrator’s instructions.

11.	Confidentiality - The Parties and the Arbitrator shall keep confidential and not disclose to any Person the existence of the Arbitration and any element of the Arbitration (including submissions and any evidence or documents presented or exchanged and any awards thereunder), except to the Arbitrator, the Parties’ directors, trustees, unitholders, shareholders, creditors, auditors and insurers, legal counsel to the Parties and any other Person necessary to the conduct of the Arbitration and except to the extent required by law, the rules of a stock exchange or securities regulatory authority having jurisdiction over a Party or required for any appeal or to enforce any award or decision made pursuant thereto.

12.	Experts - The Arbitrator shall not, without the written consent of all the parties to the arbitration, appoint any expert or other consultant or retain any counsel to advise him or her.

13.	Place and Language - Unless otherwise agreed by the Parties to the Arbitration, the place of the arbitration shall be Toronto, Ontario and any hearing in the course of the arbitration shall take place in Toronto, Ontario in the English language. The Arbitrator may hold hearings at a location other than the place of the arbitration if the parties to the arbitration agree.